Exhibit 10.16

Execution Version

This waiver (this “Waiver”) from Bowlero Corp., a Delaware corporation (the “Company”) in favor of Isos Acquisition Corporation, a Cayman Islands exempted company (which shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with the Agreement, “Acquiror”) is provided on the date hereof and shall be effective following satisfaction of the condition set forth in Section 2 below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such term in the Agreement (as defined below).

Recitals

Whereas, the Company and Acquiror are party to that certain Business Combination Agreement dated July 1, 2021, as amended (the “Agreement”);

Whereas, pursuant to Section 9.03(g) of the Agreement, the Closing was conditioned upon the Closing Acquiror Cash equaling or exceeding the Company’s Required Funds (the “Closing Acquiror Cash Condition”);

Whereas, pursuant to Section 9.03 of the Agreement, the Company is entitled to waive any of the conditions set forth under Section 9.03 of the Agreement, including, without limitation, the Closing Acquiror Cash Condition;

Whereas, pursuant to Section 11.01 of the Agreement, any party to the Agreement may waive any of the terms or conditions of the Agreement in writing;

Whereas, the Sponsor is seeking to maximize the amount of Closing Acquiror Cash available to the Company and the holders of Company Securities without creating any liability to the Acquiror or the Company; and

Whereas, the Company wishes to waive the Closing Acquiror Cash Condition, subject to the satisfaction of the condition set forth in Section 2 below, as set forth herein.

Agreements

Now, Therefore, of its own accord and for and in consideration of the Acquiror’s covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees as follows:

1.	Waiver; Termination. The Company shall be deemed to automatically waive the Closing Acquiror Cash Condition as a condition of the Company’s obligation to consummate the Merger subject to the satisfaction at Closing of the conditions specified in Section 2. This Waiver shall terminate automatically if the Closing has not occurred on or before December 16, 2021.

2.	Conditions. The effectiveness of the Waiver is subject to the satisfaction of the following additional conditions:

(i)	the amount that is the difference of (x) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Acquiror Class A Common Stock pursuant to the Offer (as defined in the Agreement) minus, to the extent applicable (y) the Incremental PIPE Proceeds (as defined below) not exceeding $160 million;

(ii)	the Closing Acquiror Cash plus the Transaction Expense Concession Amount (as defined below) shall exceed $464.5 million; and

(iii)	in addition to amounts of cash available pursuant to the Subscription Agreements in effect on the date of this Agreement and amounts that would be available from the funds contained in the Trust Account less the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Acquiror Class A Common Stock pursuant to the Offer to any Person who indicated they were a Redeeming Stockholder as of the time of entry into this Waiver, the Acquiror making available for distribution to the holders of the Company Securities at the Closing of the Merger an amount in cash of no less than $57.5 million from one or more of the following sources: (a) the reduction (as reasonably determined by Acquiror and the Company) of any non-discretionary fees, costs, expenses and disbursements that are payable in cash and incurred by or on behalf of the Acquiror for outside counsel, agents, advisors, accountants, consultants, experts, financial advisors and other service providers in connection with or relating to the preparation, negotiation and execution of the Agreement and the consummation of the Transactions (collectively, the “Transaction Expenses” and such reduction the “Transaction Expense Concession Amount”), (b) any Redeeming Stockholder as of the time of entry into this Waiver reversing its decision (following such time) to redeem any shares of Acquiror Class A Common Stock in connection with the Offer and (c) the aggregate amount of proceeds from Additional PIPEs (as defined in the Forward Purchase Contract) actually received by Acquiror prior to or substantially concurrently with the closing of the transactions contemplated by the Business Combination Agreement that is attributable to additional Common Subscription Agreements entered into in accordance with the Agreement (the “Incremental PIPE Proceeds”).

The Acquiror will keep the Company reasonably apprised of its status in meeting the conditions set forth above.

3. Continuing Effect. Other than as expressly set forth in this Waiver, all of the contents of the Agreement shall remain in full force and effect. The execution, delivery and effectiveness of this Waiver shall not operate as a waiver of any right, power or remedy of the Company or the Acquiror under the BCA or constitute a waiver of any provision of the BCA except as specifically waived hereunder.

4. Choice of Law. This Waiver shall be governed by and construed in accordance with the laws of the Delaware, without regard to the choice of law rules utilized in that jurisdiction.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

In witness whereof, the parties to this Waiver have caused this Waiver to be executed and delivered as of December 13, 2021.

ISOS ACQUISITION CORPORATION

By:	/s/ Winston Meade
Name:	Winston Meade
Title:	Chief Financial Officer

BOWLERO CORP.

By:	/s/ Thomas F. Shannon
Name:	Thomas F. Shannon
Title:	Chief Executive Officer

[Signature Page to BCA Waiver]